UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Under Rule 14a-12

PEREGRINE PHARMACEUTICALS, INC.
(Name of Registrant as Specified in Its Charter)

Ronin Trading, LLC John S. Stafford, III SWIM Partners LP SW Investment Management LLC Stephen White Gregory P. Sargen Brian W. Scanlan Saiid Zarrabian
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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PRELIMINARY COPY SUBJECT TO COMPLETION
DATED AUGUST 29, 2017

RONIN TRADING, LLC AND SW INVESTMENT MANAGEMENT LLC

__________________, 2017

Dear Fellow Peregrine Stockholder:

Ronin Trading, LLC, SW Investment Management LLC and the other participants in this solicitation (collectively, “Ronin” or “we”) are the beneficial owners of an aggregate of 3,979,699 shares of common stock, par value $0.001 per share (the “Common Stock”), of Peregrine Pharmaceuticals, Inc., a Delaware corporation (“Peregrine” or the “Company”), representing approximately 8.8% of the outstanding shares of Common Stock. For the reasons set forth in the attached Proxy Statement, we believe significant changes to the composition of the Board of Directors of the Company (the “Board”) are necessary in order to ensure that the Company is being run in a manner consistent with your best interests. We are seeking your support for the election of our three (3) nominees at the annual meeting of stockholders scheduled to be held at [__________], on [______, ________, 2017] at [_:__ a.m., ____ Time] (including any adjournments or postponements thereof and any meeting which may be called in lieu thereof, the “Annual Meeting”). We are seeking representation on the Board because we believe that the Board should include stockholder representatives who have appropriate and relevant skill sets, independence and a shared objective of enhancing value for the benefit of all of the Company’s stockholders. The individuals that we have nominated are highly-qualified, capable and ready to serve the stockholders of Peregrine.

Like all of Peregrine’s other stockholders, we will only be able to achieve a return on our investment upon the appreciation in value of Peregrine’s stock. We believe that there is significant value to be realized at Peregrine. However, we are concerned that the Board is not taking the appropriate actions to address the Company’s continuing underperformance. Given the Company’s financial and stock price underperformance under the oversight of the current Board, we strongly believe that the Board must be reconstituted to ensure that the interests of the stockholders, the true owners of Peregrine, are appropriately represented in the boardroom, and that the Board takes the necessary steps to help the Company’s stockholders realize maximum value for their investment. Collectively, our nominees bring not only significant experience in the pharmaceutical and contract development and manufacturing industries, but a strong track record of creating stockholder value.

There are currently four (4) directorships up for election at the Annual Meeting. We are seeking your support at the Annual Meeting to elect our three (3) nominees in opposition to the Company’s director nominees. The enclosed Proxy Statement is soliciting proxies to elect only our three (3) nominees. Accordingly, the enclosed [COLOR] proxy card may only be voted for our nominees and does not confer voting power with respect to any of the Company’s director nominees. Stockholders who return the [COLOR] proxy card will only be able to vote for our three (3) nominees and will not have the opportunity to vote for the one (1) other seat up for election at the Annual Meeting. You can only vote for the Company’s director nominees by signing and returning a proxy card provided by the Company. Stockholders should refer to the Company’s proxy statement for the names, backgrounds, qualifications and other information concerning the Company’s nominees. Your vote to elect our nominees will have the legal effect of replacing three (3) incumbent directors with our nominees. If all three (3) of our nominees are elected, they will constitute a majority of the Board. [The Company has announced that it intends to increase the size of the Board to up to seven (7) members. To the extent the Company increases the size of the Board and there are more than four (4) directorships up for election at the Annual Meeting, Ronin intends to nominate additional candidates for election to the Board in accordance with the Company’s Amended and Restated Bylaws.]

We urge you to carefully consider the information contained in the attached Proxy Statement and then support our efforts by signing, dating and returning the enclosed [COLOR] proxy card today. The attached Proxy Statement and the enclosed [COLOR] proxy card are first being mailed to stockholders on or about [______], 2017.

If you have already voted for the incumbent management slate, you have every right to change your vote by signing, dating and returning a later dated [COLOR] proxy card or by voting in person at the Annual Meeting.

If you have any questions or require any assistance with your vote, please contact ICOM Advisors LLC dba InvestorCom, which is assisting us, at its address and toll-free numbers listed below.

Thank you for your support,

/s/ John S. Stafford, III and Stephen White

John S. Stafford, III and Stephen White
Ronin Trading, LLC and SW Investment Management LLC

If you have any questions, require assistance in voting your [COLOR] proxy card,

or need additional copies of Ronin’s proxy materials,

please contact InvestorCom at the phone numbers listed below.

65 Locust Avenue, Suite 302

New Canaan, CT 06840

Stockholders call toll free at (877) 972-0090

Banks and Brokers may call collect at (203) 972-9300

PRELIMINARY COPY SUBJECT TO COMPLETION
DATED AUGUST 29, 2017

2017 ANNUAL MEETING OF STOCKHOLDERS
OF
PEREGRINE PHARMACEUTICALS, INC.

_________________________

PROXY STATEMENT
OF
RONIN TRADING, LLC AND SW INVESTMENT MANAGEMENT LLC

_________________________

PLEASE SIGN, DATE AND MAIL THE ENCLOSED [COLOR] PROXY CARD TODAY

Ronin Trading, LLC, a Delaware limited liability company (“Ronin Trading”), John S. Stafford, III, SWIM Partners LP, a Delaware limited partnership (“SWIM Partners”), SW Investment Management LLC, an Illinois limited liability company (“SW Management”) and Stephen White (collectively, “Ronin” or “we”) are significant stockholders of Peregrine Pharmaceuticals, Inc., a Delaware corporation (“Peregrine” or the “Company”), who, together with the other participants in this solicitation, beneficially own an aggregate of 3,979,699 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company, representing approximately 8.8% of the outstanding shares of Common Stock. We believe that the Board of Directors of the Company (the “Board”) must be reconstituted to ensure that the interests of the stockholders, the true owners of Peregrine, are appropriately represented in the boardroom. We have nominated directors who have strong, relevant backgrounds and who are committed to ensuring that the Company is run for the benefit of its stockholders and taking appropriate action to address the Company’s continued underperformance. We are seeking your support at the annual meeting of stockholders scheduled to be held at [__________], on [______, ________, 2017] at [_:__ a.m., ____ Time] (including any adjournments or postponements thereof and any meeting which may be called in lieu thereof, the “Annual Meeting”), for the following:

1.	To elect Ronin’s three (3) director nominees, Gregory P. Sargen, Brian W. Scanlan and Saiid Zarrabian (each a “Nominee” and, collectively, the “Nominees”), to the Board as directors to serve until the 2018 annual meeting of stockholders and until their respective successors are duly elected and qualified;
2.	To ratify the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2018;
3.	To hold a non-binding advisory vote on the compensation of the Company’s named executive officers; and
4.	To transact such other business as may properly come before the Annual Meeting.

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This Proxy Statement is soliciting proxies to elect only our Nominees. Accordingly, the enclosed [COLOR] proxy card may only be voted for our Nominees and does not confer voting power with respect to any of the Company’s director nominees. Stockholders who return the [COLOR] proxy card will only be able to vote for Ronin’s three (3) Nominees. See “Voting and Proxy Procedures” below for additional information. You can only vote for the Company’s director nominees by signing and returning a proxy card provided by the Company. Stockholders should refer to the Company’s proxy statement for the names, backgrounds, qualifications and other information concerning the Company’s nominees. [The Company has announced that it intends to increase the size of the Board to up to seven (7) members. To the extent the Company increases the size of the Board and there are more than four (4) directorships up for election at the Annual Meeting, Ronin intends to nominate additional candidates for election to the Board in accordance with the Company’s Amended and Restated Bylaws (the “Bylaws”).]

The participants in this solicitation intend to vote their shares (the “Ronin Group Shares”) FOR the election of the Nominees, FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2018, and [in accordance with the recommendation of Institutional Shareholder Services Inc. (“ISS”) with respect to the approval of the advisory vote on the compensation of the Company’s named executive officers], as described herein.

The Company has set the close of business on [_______], 2017 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”). The mailing address of the principal executive offices of the Company is 14282 Franklin Avenue, Tustin, California 92780. Stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. According to the Company, as of the Record Date, there were [_______] shares of Common Stock outstanding.

This Proxy Statement and the enclosed [COLOR] proxy card are first being mailed to stockholders on or about [____________], 2017.

THIS SOLICITATION IS BEING MADE BY RONIN AND NOT ON BEHALF OF THE BOARD OR MANAGEMENT OF THE COMPANY. WE ARE NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING OTHER THAN AS SET FORTH IN THIS PROXY STATEMENT. SHOULD OTHER MATTERS, WHICH RONIN IS NOT AWARE OF A REASONABLE TIME BEFORE THIS SOLICITATION, BE BROUGHT BEFORE THE ANNUAL MEETING, THE PERSONS NAMED AS PROXIES IN THE ENCLOSED [COLOR] PROXY CARD WILL VOTE ON SUCH MATTERS IN THEIR DISCRETION.

RONIN URGES YOU TO SIGN, DATE AND RETURN THE [COLOR] PROXY CARD IN FAVOR OF THE ELECTION OF THE NOMINEES.

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IF YOU HAVE ALREADY SENT A PROXY CARD FURNISHED BY COMPANY MANAGEMENT OR THE BOARD, YOU MAY REVOKE THAT PROXY AND VOTE ON EACH OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT BY SIGNING, DATING AND RETURNING THE ENCLOSED [COLOR] PROXY CARD. THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS. ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE ANNUAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE ANNUAL MEETING OR BY VOTING IN PERSON AT THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting—This Proxy Statement and our [COLOR] proxy card are available at [www._______]
______________________________

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IMPORTANT

Your vote is important, no matter how few shares of Common Stock you own. Ronin urges you to sign, date, and return the enclosed [COLOR] proxy card today to vote FOR the election of the Nominees and in accordance with Ronin’s recommendations on the other proposals on the agenda for the Annual Meeting.

•	If your shares of Common Stock are registered in your own name, please sign and date the enclosed [COLOR] proxy card and return it to Ronin, c/o ICOM Advisors LLC dba InvestorCom (“InvestorCom”), in the enclosed postage-paid envelope today.
•	If your shares of Common Stock are held in a brokerage account or bank, you are considered the beneficial owner of the shares of Common Stock, and these proxy materials, together with a [COLOR] voting form, are being forwarded to you by your broker or bank. As a beneficial owner, if you wish to vote, you must instruct your broker, trustee or other representative how to vote. Your broker cannot vote your shares of Common Stock on your behalf without your instructions.
•	Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed voting form.

Since only your latest dated proxy card will count, we urge you not to return any proxy card you receive from the Company. Even if you return the management proxy card marked “withhold” as a protest against the incumbent directors, it will revoke any proxy card you may have previously sent to us. Remember, you can vote for our three (3) Nominees only on our [COLOR] proxy card. So please make certain that the latest dated proxy card you return is the [COLOR] proxy card.

If you have any questions, require assistance in voting your [COLOR] proxy card,

or need additional copies of Ronin’s proxy materials,

please contact InvestorCom at the phone numbers listed below.

65 Locust Avenue, Suite 302

New Canaan, CT 06840

Stockholders call toll free at (877) 972-0090

Banks and Brokers may call collect at (203) 972-9300

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 Background to the Solicitation

The following is a chronology of events leading up to this proxy solicitation:

•	On January 17, 2017, Stephen White visited Peregrine’s offices in Tustin, California for a facility tour and also met with certain members of the Company’s management team, including President, Chief Executive Officer and director Steven W. King and Chief Financial Officer Paul J. Lytle.
•	On January 23, 2017, Mr. White had a follow-up telephone call with Mr. Lytle. During the call, the parties discussed, among other things, Peregrine’s contract development and manufacturing business, Avid Bioservices, Inc. (“Avid”).
•	On February 7, 2017, Mr. White visited Peregrine’s offices in Tustin, California for an additional facility tour. During his visit, Mr. White met with Jon Gingrich, Manager of Business Development for Avid, and John Haney, Senior Project Manager for Avid.
•	On March 2, 2017, certain members of Ronin filed their initial Schedule 13D with the Securities and Exchange Commission disclosing beneficial ownership of approximately 8.2% of the outstanding shares of Common Stock.
•	On March 9, 2017, Mr. White sent an e-mail to Messrs. King and Lytle regarding the recent Schedule 13D filing and giving background information on certain members of Ronin. Mr. White also requested a call between representatives of Ronin and the Company.
•	On March 10, 2017, certain members of Ronin filed a Schedule 13D amendment disclosing beneficial ownership of approximately 9.4% of the outstanding shares of Common Stock.
•	On March 20, 2017, Mr. White sent an e-mail to Messrs. King and Lytle regarding topics of discussion for an upcoming call between the parties, including Ronin’s concerns about the significant dilution experienced by Peregrine’s stockholders and the Company’s poor corporate governance practices.
•	On March 27, 2017, representatives of Ronin engaged in a telephone conversation with Messrs. King and Lytle. During the call, representatives of Ronin expressed their concerns regarding the Company’s strategic direction and the Company’s poor corporate governance practices. Mr. King suggested that representatives of Ronin share their concerns at the next Board meeting.
•	On April 12, 2017, the Company disclosed that it had received a letter from NASDAQ stating that the Company had not regained compliance with the $1.00 minimum closing bid price requirement under NASDAQ rules. The letter further stated that the Company’s securities would be delisted from NASDAQ on April 20, 2017 unless the Company requested a hearing by April 18, 2017 to appeal the decision. The Company disclosed that it intended to timely request such a hearing and was considering several paths to regain compliance with the minimum closing bid price requirement, including a reverse stock split.
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•	On April 13, 2017, Mr. White sent an e-mail to Messrs. King and Lytle inquiring about the reverse stock split that was approved at the 2016 annual meeting of stockholders (the “2016 Annual Meeting”) but had yet to be effected. Mr. White also asked about the timing of the next Board meeting pursuant to Mr. King’s prior suggestion that representatives of Ronin share their concerns at the next Board meeting.
•	On April 17, 2017, certain members of Ronin filed a Schedule 13D disclosing beneficial ownership of approximately 6.1% of the outstanding shares of the Company’s 10.50% Series E Convertible Preferred Stock, $0.001 par value per share (“Series E Preferred Stock”).
•	On April 19, 2017, representatives of Ronin engaged in a telephone conversation with Messrs. King and Lytle. During the call, representatives of Ronin expressed additional concerns regarding the Company, including, among other things, the continued service of Carlton M. Johnson Jr., David H. Pohl and Eric S. Swartz as directors of the Company. During the call, Mr. King suggested a potential sale of all or a portion of Avid as a strategic option, to which Ronin expressed strong disapproval. Mr. King also informed the representatives of Ronin that they would not be permitted to speak at the next Board meeting.
•	On April 21, 2017, Ronin delivered a private letter to the Board. In the letter, Ronin reiterated its disapproval of any potential sale involving Avid, made clear that it would vehemently oppose any such proposed transaction and cautioned the Board against attempting to structure a transaction in a manner that would not require stockholder approval. Ronin also expressed its belief that the Board must be reconstituted to ensure that the best interests of stockholders are appropriately represented in the boardroom. Ronin advised the Board that it had identified several highly qualified independent director candidates and requested an opportunity to discuss Ronin’s concerns and potential candidates with the Board. Ronin concluded the letter by informing the Board that it desires to maintain an open, constructive and collaborative dialogue with the Board; however, to the extent that an amicable resolution cannot be reached, Ronin will not hesitate to take all actions it believes are necessary to protect the best interests of all Peregrine stockholders.
•	On April 28, 2017, representatives of Ronin engaged in a telephone conversation with Messrs. King and Lytle. During the call, representatives of Ronin reiterated their concerns about the Company’s corporate governance, particularly the continued service of Messrs. Johnson, Pohl and Swartz as directors, and provided information regarding such non-employee directors that has caused Ronin to question their fitness to serve as directors of the Company. Mr. King claimed that he was unfamiliar with the outside business dealings of the non-employee directors that gave rise to Ronin’s concerns. Mr. King also relayed that it was the Board’s belief that it was premature to discuss changes to the composition of the Board.
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•	On April 30, 2017, Mr. White received an e-mail from Mr. King suggesting that the parties enter into a confidentiality agreement to enable the sharing of information regarding the Company’s strategy. Mr. White indicated that Ronin would be willing to discuss entering into such an agreement.
•	On May 1, 2017, Mr. White sent an e-mail to Mr. King expressing Ronin’s belief that there is no justification for Messrs. Johnson, Pohl and Swartz to remain as directors of the Company. Included with the e-mail was a courtesy copy of a letter explaining Ronin’s numerous concerns with the Company that Ronin advised it intended to make public should the members of the Board be unwilling to discuss changes to the composition of the Board.
•	On May 2, 2017, Mr. White received a draft confidentiality agreement from Mr. King.
•	On May 3, 2017, Mr. White informed Mr. King that, due to Ronin’s serious concerns regarding the Company’s corporate governance and its strong belief that changes are required to the composition of the Board, Ronin is unwilling to enter into a confidentiality agreement that could jeopardize its ability to effectively seek to make the changes that it believes are necessary to improve Peregrine for the benefit of all stockholders.
•	On May 4, 2017, Mr. King sent an e-mail to Mr. White requesting that Ronin reconsider its position with respect to entering into a confidentiality agreement.
•	On May 5, 2017, Mr. White received an e-mail, in response to his May 1st correspondence, from the non-employee directors of the Board indicating, among other things, that they are unwilling to discuss changes to the composition of the Board. Also on May 5, 2017, Mr. White sent an e-mail to the non-employee directors explaining Ronin’s belief that changes to the composition of the Board are necessary to create stockholder value and that stockholders would be receptive to the idea of change.
•	On May 19, 2017, certain members of Ronin filed a Schedule 13D amendment disclosing beneficial ownership of approximately 7.5% of the outstanding shares of Series E Preferred Stock.
•	On May 23, 2017, Ronin’s legal counsel (“Ronin Counsel”) sent a letter to Mark R. Ziebell, Peregrine’s Vice President, General Counsel and Corporate Secretary, requesting copies of the questionnaire and written representation agreement required to be submitted to the Company in connection with stockholder nominations of director candidates pursuant to the Company’s Bylaws. It was requested that such materials be provided by May 26, 2017.
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•	On May 30, 2017, Ronin Counsel sent a follow-up e-mail to Mr. Ziebell regarding the status of the May 23rd request. Later on May 30, 2017, Ronin Counsel received copies of the requested questionnaire and written representation agreement from Peregrine’s legal counsel (“Company Counsel”).
•	On June 7, 2017, the Company disclosed that NASDAQ granted the Company until July 21, 2017 to regain compliance with the $1.00 minimum bid price requirement, subject to certain conditions, including having a closing bid price of $1.00 or more for a minimum of ten prior consecutive trading days. The Company also disclosed that if the Company chooses to effect a reverse stock split in order to regain compliance with the minimum bid price requirement, it must do so no later than July 7, 2017 to meet such requirement.
•	On July 7, 2017, the Company announced that a 1-for-7 reverse stock split of Common Stock would become effective at 5:00 p.m. Eastern Time on July 7, 2017.
•	On July 12, 2017, Ronin Trading delivered a letter (the “Nomination Letter”) to the Company, in accordance with its Bylaws, nominating Gregory P. Sargen, Brian W. Scanlan and Saiid Zarrabian for election to the Board at the Annual Meeting.
•	On July 13, 2017, Ronin issued a public letter to stockholders announcing the nomination of the Nominees. In the letter, Ronin explained its belief that there are opportunities to increase stockholder value at Peregrine; however, Ronin is concerned that stockholders will continue to suffer unless there is a change in strategy and the Board is reconstituted with directors willing to represent stockholders’ best interests. Specifically, Ronin called on the Company to immediately halt further clinical development spending on bavituximab (the Company’s immunotherapy drug candidate), monetize the intellectual property and then refocus on profitably growing Avid. Ronin also expressed its concerns with the poor corporate governance, apparent misalignment of interests and constant dilution that has persisted under the leadership of the incumbent Board and questioned the ability of the Company’s non-employee directors, Messrs. Johnson, Pohl and Swartz, to effectively oversee the Company.
•	Also on July 13, 2017, the Company issued a press release acknowledging receipt of the Nomination Letter.
•	On July 14, 2017, Ronin filed an amendment to its Schedule 13D disclosing the delivery of the Nomination Letter and the issuance of its July 13th public letter.
•	On July 20, 2017, Ronin issued a public letter to Peregrine’s employees in which it elaborated on its strategic vision and intentions with respect to the Company. Ronin made clear its belief that Peregrine should invest significantly more into Avid with a long-term view on its profitable growth and that Avid should no longer be used to prop up Peregrine’s failed clinical development business.
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•	On July 21, 2017, the Company disclosed an e-mail that Mr. King sent to employees of Peregrine in response to Ronin’s July 20th public letter.
•	On July 31, 2017, the Company issued a press release announcing its intention to increase the size of the Board from four to up to seven members through the addition of directors with relevant industry experience and also seek a dedicated President for Avid.
•	On August 2, 2017, Ronin Counsel sent a letter to Company Counsel seeking confirmation regarding certain matters related to the Company’s July 31st press release, including that the size of the Board had not been formally increased. Company Counsel provided the requested confirmation on the same day.
•	On August 11, 2017, the Company issued a press release announcing certain cost cutting measures, including that it had terminated 20% of its employees.
•	On August 14, 2017, Ronin issued a press release in response to the Company’s announcements on July 31st and August 11th. In the press release, Ronin expressed its outrage over the Board and management team choosing to fire roughly 20% of the Company’s employees while apparently doing nothing to address their own egregious compensation. Ronin also made clear that if Peregrine proceeds with the expansion of the Board, Ronin intends to timely nominate additional highly qualified director candidates to ensure that control of the Board does not remain with the incumbents or their hand-picked additions.

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REASONS FOR THE SOLICITATION

WE BELIEVE THAT PEREGRINE’S BOARD MUST BE RECONSTITUTED NOW

Over the past several months, we have attempted to engage in a meaningful dialogue with the Board and management team of the Company. After conducting extensive due diligence on the Company, we have privately and publicly demonstrated our concerns and the opportunities that are available to create value for the benefit of all Peregrine stockholders. Specifically, we believe that the Company is suffering from misguided leadership and needs to change its strategic direction by focusing on profitably growing Avid, its successful contract development and manufacturing business, rather than using Avid to support the unsuccessful development of bavituximab.

We have been continuously disappointed by Peregrine’s lack of urgency in addressing our concerns and the opportunities that we have identified. As a result, we do not have confidence that the Board, as currently composed, will take the necessary steps to maximize opportunities for value creation. We believe it is evident that real and immediate change is needed on the Board to ensure that the interests of stockholders, the true owners of the Company, are appropriately represented in the boardroom. Therefore, we are soliciting your support at the Annual Meeting to elect our Nominees, who we believe would bring significant and relevant experience and represent the best interests of stockholders in the boardroom.

We are Concerned by Peregrine’s Negative and Underperforming Total Shareholder Returns Under the Leadership of the Incumbent Board

The current directors of Peregrine have presided over prolonged underperformance and we believe they must be held accountable for the massive destruction of value that has occurred under their watch. Despite somewhat of a recovery over the past year, the Company’s total shareholder returns have been negative over the past three, five and ten-year periods. Over such periods, Peregrine has significantly trailed the broader equity market and the iShares Nasdaq Biotechnology ETF (“iShares Biotechnology”).

Total Shareholder Return

	1 Year	3 Year	5 Year	10 Year
PPHM	26.0%	-71.9%	-81.2%	-86.0%
S&P 500	16.0%	36.2%	99.0%	103.2%
iShares Biotechnology	11.9%	15.0%	134.9%	303.9%

PPHM Performance v. S&P 500	10.0%	-108.1%	-180.2%	-189.2%
PPHM Performance v. iShares Biotechnology	14.1%	-86.9%	-216.1%	-389.9%
Source: Bloomberg calculated as of August 28, 2017.

Despite Peregrine’s poor performance, there has been a complete lack of accountability in the boardroom as each incumbent director has been on the Board since at least 2004 (with two of such directors serving as directors since 1999). It is evident to us that the significant destruction of stockholder value and lack of accountability warrants an overhaul in the boardroom. Our Nominees collectively bring significant financial and operational experience in the pharmaceutical and contract development and manufacturing industries, which we believe can help restore value for stockholders.

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We are Concerned by the Board’s Lack of Relevant Industry Experience

Based on publicly available information, it appears that not one of Peregrine’s current long-standing non-employee directors, Carlton M. Johnson Jr., David H. Pohl and Eric S. Swartz, possess any relevant experience in contract development and manufacturing or the biopharmaceutical industry.

Mr. Johnson is self-employed after previously serving as in-house legal counsel for Roswell Capital affiliated entities (finance and investment vehicles managed by Mr. Swartz). In its proxy statement for the 2016 Annual Meeting, Peregrine disclosed that the Board “concluded Mr. Johnson should serve as a director in light of the extensive public company finance experience that he has obtained through serving on our board and audit committee and the boards and audit committees of Patriot Scientific Corporation, CryoPort, Inc. and Ecotality, Inc., which represents over an aggregate of 36 years of combined public company board experience.” Mr. Johnson has served as a director of Patriot Scientific Corporation (OTC:PTSC), a $2.6 million market cap company with a stock price of roughly $0.0064 per share,1 since August 2001 (where Mr. Pohl previously served as a director and CEO), during which time its fully diluted share count has increased by roughly 640% while its stock has lost approximately 95% of its value. Mr. Johnson served as a director of CryoPort, Inc. (NASDAQ:CYRX) from 2009-2012,2 during which time the stock lost 84% of its value while the fully diluted share count increased by over 800%. He served as a director of Ecotality, Inc. (formerly OTC:ECTYQ) from 2009-2011,3 during which time the stock lost 90% of its value while the fully diluted share count increased by over 500%, with the company later filing for bankruptcy in 2013. Given the significant destruction of stockholder value that has occurred at each of the aforementioned companies during Mr. Johnson’s service, we hardly think such experience is a selling point for his inclusion on the Board.

Mr. Pohl is Of Counsel at Herold & Sager, a small law firm based in California. He also currently serves on the advisory board of Max Sound Corp. (OTC:MAXD) (“Max Sound”), a $1.7 million market cap company with a stock price of roughly $0.001 per share and no revenue in the company’s history,4 and as Chairman of a privately held Internet-based health and wellness enterprise. Notably, shares of Max Sound have lost nearly 99% of their value since Mr. Pohl joined the company in August 2014. Mr. Pohl also previously served as a director of Patriot Scientific Corporation, the struggles of which are documented above, from 2001 to 2008, and as its Chairman and CEO from 2005 to 2007. In its proxy statement for the 2016 Annual Meeting, Peregrine disclosed that the Board “concluded that Mr. Pohl should serve as a director in light of his extensive corporate governance experience.” As explained in greater detail below, Ronin believes that Peregrine suffers from poor corporate governance practices, including distributing egregious compensation to non-employee directors, making us question the value of any experience that Mr. Pohl brings to the Board.

1 Patriot Scientific Corporation share price and market cap as of August 28, 2017.

2 Served as a director of CryoPort, Inc. from May 4, 2009 to March 1, 2012. Source: SEC filings; Bloomberg

3 Served as a director of Ecotality, Inc. from October 30, 2009 to December 15, 2011. Source: SEC filings; Bloomberg

4 Max Sound share price and market cap as of August 28, 2017.

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Mr. Swartz is a financier and is the founder, principal and/or manager of several financial firms including Roswell Capital Partners, LLC, Equiplace Securities, LLC, Swartz Investments, LLC, BridgePointe Master Fund Ltd., Centurion Private Equity, LLC and affiliated entities (collectively, the “Roswell entities”). Most recently he was registered as a broker for NMS Capital Advisors LLC for one year, ending in 2016, according to FINRA records. In its proxy statement for the 2016 Annual Meeting, Peregrine disclosed that the Board “concluded that Mr. Swartz should serve as a director in light of the extensive experience in corporate finance, including equity and debt placements, that he has obtained through his 33 years of experience in that industry.” While Mr. Swartz may have experience in corporate finance, Ronin is concerned that much of that experience involves public company dealings through the Roswell entities that resulted in significant value destruction. According to public records, below is a limited list of public companies that the Roswell entities (and by extension, Messrs. Swartz and Johnson) have provided (or attempted to provide) financing to and have generally been involved with:

	Date of Announcement	Split-Adjusted Stock Price at Time of First Involvement	Announced Capital Investment	Stock Performance (Rounded Nearest %)
					Note
Company
Alternate Energy Holdings, Inc.	November 2010	$0.690	$150 million	-100%	Bankrupt; CEO and CFO convicted of fraud
MabCure Inc.	January 2011	$0.430	$10 million	-100%	Trades for $0.003 per share
Medisafe 1 Technologies Corp.	February 2011	$0.170	$5 million	-100%	Delisted
Diadem Resources Ltd.	March 2011	$0.090	$8 million	-100%	Delisted
Minerco Resources, Inc.	December 2010	$0.009	$5 million	-100%	Trades for $0.0022 per share
Clean Power Concepts Inc.	April 2011	$0.110	$7.2 million	-100%	Trades for $0.0001 per share
Amarantus BioScience Holdings, Inc.	October 2011	$0.161	$30 million	-100%	Trades for $0.05 per share
Green EnviroTech Holdings Corp.	March 2011	$0.640	$10 million	-100%	Trades for $0.05 per share
DC Brands International, Inc.	February 2011	$0.075	$5 million	-100%	Delisted
Prominex Resource Corp.	February 2011	$0.060	$20 million	-100%	Delisted
Conway Resources Inc.	March 2011	$0.080	5 million CAD	-100%	Delisted
WinSonic Digital Media Group, Ltd.	August 2010	$0.040	$10 million	-100%	Delisted
ICP Solar Technologies Inc.	June 2008	$0.670	$5 million	-100%	Delisted
Gopher Protocol Inc.	June 2011	$0.120	$10 million	-100%	Delisted
Li3 Energy, Inc.	December 2010	$0.230	$10 million	-91%	$10 million market cap
Novation Holdings, Inc.	August 2011	$0.570	$30 million	-100%	Trades for $0.0001 per share

Source: SEC filings; press releases.

The incumbent Board has seemingly acknowledged the lack of relevant industry experience of the incumbent directors with the Company’s July 31, 2017 announcement that Peregrine intends to increase the size of the Board to add independent directors with “CDMO and biologics experience.”5 Meanwhile, our Nominees, Gregory P. Sargen, Brian W. Scanlan and Saiid Zarrabian, bring a wealth of industry experience, which we believe will prove instrumental in the Company’s future success.

5 Peregrine press release dated July 31, 2017.

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We are Concerned by the Egregious Compensation Received by Peregrine’s Non-Employee Directors

Ronin has profound concerns about the egregious compensation paid to the Company’s non-employee directors, Messrs. Johnson, Pohl and Swartz. According to the Company’s previous proxy statements and its recent amended Form 10-K filing, Mr. Johnson received annual director compensation of $443,800 in fiscal year 2017 (“FY 2017”) and has averaged $560,665 in annual director compensation over the past five fiscal years, Mr. Pohl received annual director compensation of $383,800 in FY 2017 and has averaged $500,265 in annual director compensation over the past five fiscal years and Mr. Swartz received annual director compensation of $413,800 in FY 2017 and has averaged $518,665 in annual director compensation over the past five fiscal years.

Director	Average 5 year Compensation	FY 2017 Compensation
Carlton M. Johnsons	$560,665	$443,800
David H. Pohl	$500,265	$383,800
Eric S. Swartz	$518,665	$413,800
Source: SEC filings

Meanwhile, the average director compensation for hundred-billion dollar pharmaceutical firms Pfizer Inc., Merck & Co., Inc., Johnson & Johnson, Eli Lilly and Company and AbbVie Inc. is approximately $301,000 per year, with only one of such company’s average director compensation exceeding $300,000.6 As disclosed in Peregrine’s amended Form 10-K filing, the Company’s non-employee directors each received an average of over $413,000 in total compensation in FY 2017, over 37% higher than the average compensation received by directors of the aforementioned highly successful large-cap pharmaceutical companies.

6 Source: SEC filings from Pfizer Inc., Merck & Co., Inc., Johnson & Johnson, Eli Lilly and Company and AbbVie Inc.

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Source: SEC Filings.

In addition, according to the Company’s previous filings, the three non-employee directors collectively received over $11 million in total compensation from the start of fiscal year 2010 to April 30, 2017. The compensation levels of the non-employee directors are, on their face, grossly excessive for a business the size of Peregrine, and are even more appalling factoring in the Company’s poor performance. Moreover, we believe that nothing in the personal backgrounds of the non-employee directors suggests that they should be awarded this level of compensation, especially for a part time position (the Board met just six times in fiscal year 2016).7

We Believe that Peregrine’s Board is Stale and that the Board’s Interest is Not Aligned with Stockholders

Change on the Board is critical to ensure renewed focus and commitment on delivering stockholder value. The average tenure of the incumbents is over 15 years, with each of Messrs. Johnson and Swartz having spent nearly 18 years on the Board, Mr. King nearly 14 years and Mr. Pohl nearly 13 years. It is evident to us that the current Board has not been interested in proactively and continually adding new talent to the Board absent stockholder intervention. We believe that Peregrine’s stock price has suffered due to the lack of fresh perspective on the Board.

Furthermore, we believe the Board’s ineffectiveness at tackling the persistent destruction of stockholder value is in large part a function of what we perceive to be a troubling misalignment of interests between the non-employee directors and Peregrine’s stockholders. Despite the lengthy tenures of Messrs. Johnson, Pohl and Swartz, these three non-employee directors collectively own an aggregate of 97,398 shares of Common Stock, representing less than 0.22% of the Company’s outstanding shares.8 Although these directors have been granted hundreds of thousands of stock options, most of these options are deep out-of-the-money, meaning they don’t have much of a vested financial interest in the Company. More telling, we believe, as to just how little skin in the game these directors have is that no non-employee director has personally made an open market purchase of Peregrine shares in over nine years,9 and Mr. Pohl has not purchased a single Peregrine share in his nearly 13 years on the Board and owns just 286 shares outright.10

7 Peregrine’s proxy statement for the 2016 Annual Meeting. Peregrine has not yet disclosed the number of Board meetings held in FY 2017.

8 Peregrine’s amended Form 10-K filed on August 28, 2017.

9 Excludes indirect purchases made by Highlight Fund, LLC reported on Form 4 filings by Mr. Swartz given no relationship is explained.

10 Source: SEC filings; totals adjusted for reverse stock split.

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Conversely, the members of Ronin collectively beneficially own an aggregate of 3,979,699 shares of Common Stock, representing approximately 8.8% of the outstanding shares of Common Stock. Although the Nominees do not currently personally own Peregrine shares, if elected, they intend to directly invest in the stock of the Company by purchasing shares in the open market as long as market conditions permit.

We Are Concerned about the Company’s Poor Corporate Governance

We are also concerned with the poor corporate governance that severely limits the ability of stockholders to seek effective change at Peregrine. The Board unilaterally adopted (and then further extended) a stockholder rights agreement, or poison pill, which effectively prevents stockholders from acquiring 15% or more of the Company’s outstanding Common Stock. In addition, stockholders are prohibited from taking action by written consent and are barred from calling special meetings. If elected, our Nominees will work hard to improve corporate governance at Peregrine by seeking to eliminate these anti-stockholder provisions. We believe it is contrary to good corporate governance practices for the Board to utilize Peregrine’s corporate machinery to insulate itself from the Company’s stockholders.

THERE IS A BETTER WAY FORWARD

We strongly believe that Peregrine has tremendous potential for growth and value enhancement over the long-term. Avid, the Company’s successful contract development and manufacturing business, is an extremely attractive business in a secularly growing market that presents an enormous opportunity for value creation. Unfortunately, rather than capitalize on Avid’s high return on capital, excellent competitive position and great regulatory track record, the incumbent Board has used Avid to support Peregrine’s unsuccessful clinical development activities. By our estimates, over the past decade, Peregrine has spent over $300 million cumulatively in research and development on clinical development activities, which are almost entirely related to bavituximab, a drug which has been unsuccessful in numerous clinical studies.

To us, it is apparent that Peregrine must immediately cease all clinical development activities, adjust its cost structure accordingly and begin a process to monetize its intellectual property, either through an outright sale or a contingent value right to a larger pharmaceutical firm that has the financial ability to underwrite further studies. Peregrine’s losses are entirely attributed to its roughly $30 million in annual clinical development activities. By stopping clinical development activities and monetizing the intellectual property, many of Peregrine’s problems will automatically be solved, as it will no longer be deeply unprofitable or need to constantly dilute stockholders at such a rapid rate. Furthermore, this will enable Peregrine to focus on profitably growing Avid, which will no longer have to internally compete for capital with the extremely risky clinical development spending.

We believe that our Nominees, Messrs. Sargen, Scanlan and Zarrabian, bring the deep industry experience and possess the financial, operational and strategic acumen the Board urgently needs to enhance stockholder value.

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PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board is currently composed of four (4) directors, each with terms expiring at the Annual Meeting. We are seeking your support at the Annual Meeting to elect our three (3) Nominees in opposition to the Company’s director nominees. Your vote to elect the Nominees will have the legal effect of replacing three (3) incumbent directors with the Nominees. If all of the Nominees are elected, such Nominees will represent a majority of the members of the Board. In the event that our director Nominees comprise less than a majority of the Board following the Annual Meeting, there can be no assurance that any actions or changes proposed by our Nominees will be adopted or supported by the full Board. [The Company has announced that it intends to increase the size of the Board to up to seven (7) members. To the extent the Company increases the size of the Board and there are more than four (4) directorships up for election at the Annual Meeting, Ronin intends to nominate additional candidates for election to the Board in accordance with the Bylaws.]

THE NOMINEES

The following information sets forth the name, age, business address, present principal occupation, and employment and material occupations, positions, offices, or employments for the past five (5) years of each of the Nominees. The nominations were made in a timely manner and in compliance with the applicable provisions of the Company’s governing instruments. The specific experience, qualifications, attributes and skills that led us to conclude that the Nominees should serve as directors of the Company are set forth above in the section entitled “Reasons for the Solicitation” and below. This information has been furnished to us by the Nominees. All of the Nominees are citizens of the United States of America.

Gregory P. Sargen, age 52, currently serves as Executive Vice President – Corporate Development and Strategy of Cambrex Corporation (NYSE:CBM) (“Cambrex”), a global manufacturer and provider of services to life sciences companies. Prior to becoming Executive Vice President – Corporate Development and Strategy in January 2017, Mr. Sargen previously served as Executive Vice President and Chief Financial Officer of Cambrex from February 2007 to January 2017 and as Vice President – Finance from February 2003 to January 2007. From 1999 to 2002, Mr. Sargen held multiple positions with Exp@nets, Inc., a data and voice network solutions provider, including Executive Vice President – Finance & Chief Financial Officer and Vice President/Corporate Controller. Prior to that, Mr. Sargen served as Vice President of Finance – Chemicals Manufacturing Division of Fisher Scientific International Inc. (n/k/a Thermo Fisher Scientific Inc.) (NYSE:TMO), a leading manufacturer and supplier of products and services principally to the scientific-research and clinical laboratory markets, from 1996 to 1998. Mr. Sargen’s professional experience also includes prior positions with Merck & Co., Inc. (NYSE:MRK), Heat and Control, Inc. and Ernst & Young LLP. Mr. Sargen is a Certified Public Accountant (non-practicing) and holds an MBA in Finance from The Wharton School of the University of Pennsylvania and a B.S. in Accounting from Pennsylvania State University.

Ronin believes that Mr. Sargen’s extensive executive leadership experience in the biopharmaceutical manufacturing sector and his financial expertise will make him a valuable addition to the Board.

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Brian W. Scanlan, age 50, has served as Managing Partner of Freedom Bioscience Partners, LLC, a pharmaceutical services business advisory firm providing direct, dedicated senior leadership support, strategic direction and industry expertise, since founding the firm in January 2015. Mr. Scanlan has also served as a director of Callery, LLC, a global leader in highly reactive chemistries, since February 2017. From March 2011 to October 2013, Mr. Scanlan served as President and Chief Executive Officer of Cambridge Major Laboratories, Inc. (“CML”) (n/k/a Alcami Corporation), a leading global chemistry outsourcing provider of integrated drug development and manufacturing services to the pharmaceutical and biotechnology industries. Mr. Scanlan initially joined CML in 2002 and held various leadership positions prior to becoming President and Chief Executive Officer, including Chief Business Officer (2007 to 2011), Vice President – Corporate Development (2006 to 2007), Vice President – Business Development (2004 to 2006) and Director – Sales & Marketing (2002 to 2004). He also served on the Board of Directors of CML from 2007 to June 2014. Prior to joining CML, Mr. Scanlan served as Manager of Business Development at Rhodia ChiRex Inc., a multinational technology and custom pharmaceutical development and manufacturing firm, from 2000 to 2002. From 1998 to 2000, Mr. Scanlan served as Manager of Sales & Marketing at Universal Pharma Technologies, LLC, a premiere innovator, developer and supplier of pharmaceutical manufacturing equipment and technologies focused on accelerating drug development. Mr. Scanlan began his career in 1991 as a Research Chemist at UOP LLC (n/k/a Honeywell UOP), the leading international supplier and technology licensor for the petroleum refining, gas processing, petrochemical production and major manufacturing industries, after which he led marketing efforts for UOP’s Specialty Chemicals Group from 1995 to 1998. Mr. Scanlan has also served on various industry and community boards and task forces, including the Board of Governors and Bulk Pharmaceutical Task Force of the Society of Chemical Manufacturers & Affiliates (SOCMA), Founder and Steering Committee Member of SE WI BioNet, Board of Directors of BioForward and Board of Trustees of The Leukemia & Lymphoma Society. Mr. Scanlan earned his MBA from the Illinois Institute of Technology and a B.S. in Chemistry from Northern Illinois University.

Ronin believes that Mr. Scanlan’s extensive senior business, sales and strategic advisory experience within the pharmaceutical services industry, including his pharmaceutical development and manufacturing expertise, well qualifies him to serve on the Board.

Saiid Zarrabian, age 64, is currently serving as an advisor to Redline Capital Partners, S.A., a Luxembourg based biotechnology and pharmaceuticals focused investment firm, a position he has held since October 2016. Mr. Zarrabian has also served as a director of DelMar Pharmaceuticals, Inc. (NASDAQ:DMPI), a biopharmaceutical company focused on the development and commercialization of new cancer therapies, since July 2017. From January 2012 until August 2015, Mr. Zarrabian served as a director of La Jolla Pharmaceutical Company (NASDAQ: LJPC), a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies intended to significantly improve outcomes in patients suffering from life-threatening disease, where he also served as Chairman from October 2013 to August 2014. From June 2012 to August 2013, Mr. Zarrabian served as President, Protein Production Division of Intrexon Corporation (NYSE: XON), a synthetic biology company. From 2010 to 2012, Mr. Zarrabian served as President, Chief Executive Officer and a director of Cyntellect, Inc., a stem cell processing and visualization instrumentation company. From 2002 to 2009, Mr. Zarrabian performed executive consulting services for a variety of small to mid-sized companies, including BioBlocks, Inc.; eMolecules, Inc.; Invitrogen Corporation and SciTegic, Inc., where he also served as its acting Chief Operating Officer from 2002 to 2004. Mr. Zarrabian previously served as President and Chief Operating Officer of Senomyx, Inc. (NASDAQ: SNMX), a biotechnology company focused on the discovery and commercialization of new flavor ingredients (2001-2002); Chief Operating Officer of Pharmacopeia, Inc., a former publicly-traded provider of combinatorial chemistry discovery services and compounds, where he also served as President and Chief Operating Officer of its MSI Division (1998-2001); and President and Chief Operating Officer of Molecular Simulations, Inc., a company providing software, databases and custom services for the pharmaceutical and chemical industries (1994-1998). From 1988 to 1994, Mr. Zarrabian served as Chief Operating Officer of Symbolics, Inc., a former publicly-traded computer manufacturer and artificial intelligence software development company. Prior to that, Mr. Zarrabian was a Director of Research & Development at Computervision Corporation, a former publicly-traded computer-aided design and manufacturing systems (CAD-CAM) leader. Mr. Zarrabian has also previously served as a director of each of Immune Therapeutics, Inc. (OTC:IMUN), a specialty pharmaceutical company where he also served as Chief Executive Officer & Chairman of its subsidiary, Cytocom, Inc. (September 2015 until resigning in December 2015 over disagreements with the direction and operations of the company); Exemplar Pharma, LLC, a biopharmaceutical contract services company engaged in the development and manufacture of nasal and inhalation products (December 2012 to May 2013); Ambit Biosciences Corporation, a biopharmaceutical company (2009 to December 2012) eMolecules, Inc., a chemistry eCommerce portal (2009-2011); and Penwest Pharmaceuticals Co. (formerly NASDAQ:PPCO), a pharmaceutical company (2010).

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Ronin believes that Mr. Zarrabian’s extensive experience in the pharmaceutical industry, including his prior service on public and private boards in the industry, will make him a valuable addition to the Board.

The principal business address of Mr. Sargen is c/o Cambrex Corp., 1 Meadowlands Plaza, East Rutherford, New Jersey 07073. The principal business address of Mr. Scanlan is 17 Thornton Ferry Rd 1, Amherst, New Hampshire 03031. The principal business address of Mr. Zarrabian is P.O. Box 675765, Rancho Sante Fe, California 92067.

As of the date hereof, Messrs. Sargen, Scanlan and Zarrabian do not beneficially own any securities of the Company and have not entered into any transactions in securities of the Company during the past two (2) years.

Each Nominee may be deemed to be a member of a group (the “Group”) with the other participants for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each Nominee specifically disclaims beneficial ownership of shares of Common Stock that he does not directly own. For information regarding purchases and sales of securities of the Company during the past two (2) years by the members of the Group and a certain affiliate of Ronin Trading that no longer beneficially owns securities of the Company, see Schedule I.

Ronin Trading and SWIM Partners have entered into letter agreements pursuant to which they agreed to indemnify the Nominees against claims arising from the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting and any related transactions.

On July 12, 2017, Ronin Trading, SWIM Partners, SW Management and Messrs. Stafford, White, Sargen, Scanlan and Zarrabian entered into a Joint Filing and Solicitation Agreement pursuant to which, among other things, the parties agreed to (a) the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company and (b) solicit proxies for the election of the Nominees at the Annual Meeting.

Other than as stated herein, there are no arrangements or understandings between the members of the Group or any other person or persons pursuant to which the nomination of the Nominees described herein is to be made, other than the consent by each Nominee to be named in this Proxy Statement and to serve as a director of the Company if elected as such at the Annual Meeting. No Nominee is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries in any material pending legal proceeding.

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Each Nominee presently is, and if elected as a director of the Company, each of the Nominees would, in our view, be, an “independent director” within the meaning of (i) applicable NASDAQ listing standards applicable to board composition, including Rule 5605(a)(2), and (ii) Section 301 of the Sarbanes-Oxley Act of 2002. No Nominee is a member of the Company’s compensation, nominating or audit committee that is not independent under any such committee’s applicable independence standards.

Based on a review of publicly available information, if Ronin is successful in electing all three (3) of the Nominees to the Board, no change of control provisions appear to be triggered under the Company’s material contracts and agreements other than pursuant to the Company’s 2002 Stock Incentive Plan, 2003 Stock Incentive Plan, 2005 Stock Incentive Plan and 2009 Stock Incentive Plan, in which case award grants of stock options issued pursuant to such plans would vest and become fully exercisable.

We do not expect that the Nominees will be unable to stand for election, but, in the event any Nominee is unable to serve or for good cause will not serve, the shares of Common Stock represented by the enclosed [COLOR] proxy card will be voted for substitute nominee(s), to the extent this is not prohibited under the Bylaws and applicable law. In addition, we reserve the right to nominate substitute person(s) if the Company makes or announces any changes to the Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any Nominee, to the extent this is not prohibited under the Bylaws and applicable law. In any such case, we would identify and properly nominate such substitute nominee(s) in accordance with the Bylaws and shares of Common Stock represented by the enclosed [COLOR] proxy card will be voted for such substitute nominee(s). We reserve the right to nominate additional person(s), in accordance with the Bylaws and applicable law, if the Company increases the size of the Board above its existing size or increases the number of directors whose terms expire at the Annual Meeting.

WE URGE YOU TO VOTE “FOR” THE ELECTION OF THE NOMINEES ON THE ENCLOSED [COLOR] PROXY CARD.

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PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As discussed in further detail in the Company’s proxy statement, the Audit Committee of the Board has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2018. The Company is submitting the appointment of Ernst & Young LLP for ratification of the stockholders at the Annual Meeting.

As disclosed in the Company’s proxy statement, stockholder approval is not required to appoint Ernst & Young LLP as the Company’s independent registered public accounting firm, but the Company is submitting the selection of Ernst & Young LLP to stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Company has indicated that the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. The Company has further disclosed that even if the selection is ratified by stockholders, the Audit Committee in its discretion may direct the selection of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

WE MAKE NO RECOMMENDATION WITH RESPECT TO THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING APRIL 30, 2018 AND INTEND TO VOTE OUR SHARES “FOR” THIS PROPOSAL.

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PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As discussed in further detail in the Company’s proxy statement, the Company is asking stockholders to indicate their support for the compensation of the Company’s named executive officers. This proposal, commonly known as a “say-on-pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in the Company’s proxy statement. Accordingly, the Company is asking stockholders to vote for the following resolution:

“RESOLVED, that the stockholders of Peregrine Pharmaceuticals, Inc. (the “Company”) approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the fiscal year 2017 Summary Compensation Table and the other related tables and disclosure within the Executive Compensation section of this Proxy Statement.”

As disclosed in the Company’s proxy statement, the stockholder vote on the say-on-pay proposal is an advisory vote only and is not binding on the Company, the Board or the Compensation Committee of the Board, nor will its outcome require the Company, the Board or the Compensation Committee to take any action. The Company has further disclosed that the outcome of the vote will not be construed as overruling any decision by the Company, the Board or the Compensation Committee; however, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation programs, values the opinions expressed by stockholders and will consider the outcome of the vote when making future compensation decisions for the Company’s named executive officers.

[WE MAKE NO RECOMMENDATION WITH RESPECT TO THIS SAY-ON-PAY PROPOSAL AND INTEND TO VOTE OUR SHARES ACCORDING TO THE RECOMMENDATION OF ISS].

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 VOTING AND PROXY PROCEDURES

Only stockholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting. Stockholders who sell their shares of Common Stock before the Record Date (or acquire them without voting rights after the Record Date) may not vote such shares. Stockholders of record on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell such shares after the Record Date. Based on publicly available information, Ronin believes that the only outstanding class of securities of the Company entitled to vote at the Annual Meeting is the Common Stock.

Shares of Common Stock represented by properly executed [COLOR] proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted FOR the election of the Nominees, FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2018 and [FOR/AGAINST] the say-on-pay proposal.

According to the Company’s proxy statement for the Annual Meeting, the current Board intends to nominate [four (4)] candidates for election at the Annual Meeting. This Proxy Statement is soliciting proxies to elect only our Nominees. Accordingly, the enclosed [COLOR] proxy card may only be voted for the Nominees and does not confer voting power with respect to the Company’s nominees. Stockholders should refer to the Company’s proxy statement for the names, backgrounds, qualifications and other information concerning the Company’s nominees. In the event that some of the Nominees are elected, there can be no assurance that the Company nominee(s) who get the most votes and are elected to the Board will choose to serve on the Board with the Nominees who are elected.

While we currently intend to vote all of the Ronin Group Shares in favor of the election of the Nominees, we reserve the right to vote some or all of the Ronin Group Shares for some or all of the Company’s director nominees, as we see fit, in order to achieve a Board composition that we believe is in the best interest of all stockholders. We would only intend to vote some or all of the Ronin Group Shares for some or all of the Company’s director nominees in the event it were to become apparent to us, based on the projected voting results at such time, that by voting the Ronin Group Shares we could help elect the Company nominee(s) that we believe are the most qualified to serve as directors and thus help achieve a Board composition that we believe is in the best interest of all stockholders. Stockholders should understand, however, that all shares of Common Stock represented by the enclosed [COLOR] proxy card will be voted at the Annual Meeting as marked.

QUORUM; BROKER NON-VOTES; DISCRETIONARY VOTING

A quorum is the minimum number of shares of Common Stock that must be represented at a duly called meeting in person or by proxy in order to legally conduct business at the meeting. For the Annual Meeting, the presence, in person or by proxy, of the holders of at least a majority of the outstanding shares of Common Stock as of the Record Date will be considered a quorum for the transaction of business.

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Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” also are counted as present and entitled to vote for purposes of determining a quorum. However, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”). Under applicable rules, your broker will not have discretionary authority to vote your shares at the Annual Meeting on any of the proposals.

If you are a stockholder of record, you must deliver your vote by mail, attend the Annual Meeting in person and vote, vote by Internet or vote by telephone in order to be counted in the determination of a quorum.

If you are a beneficial owner, your broker will vote your shares pursuant to your instructions, and those shares will count in the determination of a quorum. Brokers do not have discretionary authority to vote on any of the proposals at the Annual Meeting. Accordingly, unless you vote via proxy card or provide instructions to your broker, your shares of Common Stock will count for purposes of attaining a quorum, but will not be voted on the proposals.

VOTES REQUIRED FOR APPROVAL

Election of Directors ─ The Company has adopted a plurality vote standard for non-contested and contested director elections. As a result of our nomination of the Nominees, the director election at the Annual Meeting will be contested, so the [four (4)] nominees for director receiving the highest vote totals will be elected as directors of the Company. With respect to the election of directors, only votes cast “FOR” a nominee will be counted. Proxy cards specifying that votes should be withheld with respect to one or more nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees. Neither an abstention nor a broker non-vote will count as a vote cast “FOR” or “AGAINST” a director nominee. Therefore, abstentions and broker non-votes will have no direct effect on the outcome of the election of directors.

Ratification of the Selection of Accounting Firm ─ According to the Company’s proxy statement, assuming that a quorum is present, for the ratification of Ernst & Young LLP, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required for approval. The Company has indicated that abstentions will have the same effect as a vote against this proposal, but broker non-votes will have no effect on the proposal.

Advisory Vote on Executive Compensation ─ According to the Company’s proxy statement, although the vote is non-binding, assuming that a quorum is present, for the advisory vote on executive compensation, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required for approval. The Company has indicated that abstentions will have the same effect as a vote against this proposal, but broker non-votes will have no effect on the proposal.

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Under applicable Delaware law, none of the holders of Common Stock is entitled to appraisal rights in connection with any matter to be acted on at the Annual Meeting. If you sign and submit your [COLOR] proxy card without specifying how you would like your shares voted, your shares will be voted in accordance with Ronin’s recommendations specified herein and in accordance with the discretion of the persons named on the [COLOR] proxy card with respect to any other matters that may be voted upon at the Annual Meeting.

REVOCATION OF PROXIES

Stockholders of the Company may revoke their proxies at any time prior to exercise by attending the Annual Meeting and voting in person (although, attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of revocation. The delivery of a subsequently dated proxy which is properly completed will constitute a revocation of any earlier proxy. The revocation may be delivered either to Ronin in care of InvestorCom at the address set forth on the back cover of this Proxy Statement or to the Company at 14282 Franklin Avenue, Tustin, California 92780 or any other address provided by the Company. Although a revocation is effective if delivered to the Company, we request that either the original or photostatic copies of all revocations be mailed to Ronin in care of InvestorCom at the address set forth on the back cover of this Proxy Statement so that we will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date of a majority of the shares entitled to be voted at the Annual Meeting. Additionally, InvestorCom may use this information to contact stockholders who have revoked their proxies in order to solicit later dated proxies for the election of the Nominees.

IF YOU WISH TO VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED [COLOR] PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

24

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by Ronin. Proxies may be solicited by mail, facsimile, telephone, telegraph, Internet, in person and by advertisements.

Ronin Trading has entered into an agreement with InvestorCom for solicitation and advisory services in connection with this solicitation, for which InvestorCom will receive a fee not to exceed $[_____], together with reimbursement for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws. InvestorCom will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. Ronin has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares of Common Stock they hold of record. Ronin will reimburse these record holders for their reasonable out-of-pocket expenses in so doing. It is anticipated that InvestorCom will employ approximately [____] persons to solicit stockholders for the Annual Meeting.

The entire expense of soliciting proxies is being borne by Ronin Trading. Costs of this solicitation of proxies are currently estimated to be approximately $[___________] (including, but not limited to, fees for attorneys, solicitors and other advisors, and other costs incidental to the solicitation). Ronin Trading estimates that through the date hereof its expenses in connection with this solicitation are approximately $[___________]. To the extent legally permissible, if Ronin Trading is successful in its proxy solicitation, Ronin Trading intends to seek reimbursement from the Company for the expenses it incurs in connection with this solicitation. Ronin Trading does not intend to submit the question of such reimbursement to a vote of security holders of the Company.

ADDITIONAL PARTICIPANT INFORMATION

Ronin Trading, SWIM Partners, SW Management, Messrs. Stafford and White and the Nominees are participants in this solicitation. The principal business of Ronin Trading is the proprietary trading of securities. The principal occupation of Mr. Stafford is serving as the President, Chief Executive Officer and Manager of Ronin Trading. The principal business of SWIM Partners is investing in securities. The principal business of SW Management is serving as the general partner and investment adviser of SWIM Partners and the investment adviser of a certain managed account (the “SW Account”). The principal occupation of Mr. White is serving as the Manager of SW Management.

The address of the principal office of each of Ronin Trading and Mr. Stafford is 350 N. Orleans Street, Suite 2N, Chicago, Illinois 60654. The address of the principal office of each of SWIM Partners, SW Management and Mr. White is 737 N. Michigan Avenue, Suite 2250, Chicago, Illinois 60611.

As of the date hereof, Ronin Trading directly beneficially owned 3,310,652 shares Common Stock, including 137,260 shares of Common Stock that may be acquired upon the conversion of 115,299 shares of Series E Preferred Stock. Mr. Stafford, as the Manager of Ronin Trading, may be deemed to beneficially own the 3,310,652 shares of Common Stock beneficially owned directly by Ronin Trading. As of the date hereof, SWIM Partners directly beneficially owned 485,333 shares of Common Stock, including 10,333 shares of Common Stock that may be acquired upon the conversion of 8,680 shares of Series E Preferred Stock. As of the date hereof, 183,714 shares of Common Stock were beneficially held in the SW Account, including 3,714 shares of Common Stock that may be acquired upon the conversion of 3,120 shares of Series E Preferred Stock. SW Management, as the general partner and investment adviser of SWIM Partners and the investment adviser of the SW Account, may be deemed to beneficially own the 669,047 shares of Common Stock beneficially owned in the aggregate by SWIM Partners and held in the SW Account. Mr. White, as the Manager of SW Management, may be deemed to beneficially own the 669,047 shares of Common Stock beneficially owned in the aggregate by SWIM Partners and held in the SW Account.

25

Each participant in this solicitation is a member of a “group” with the other participants for the purposes of Section 13(d)(3) of the Exchange Act. The Group may be deemed to beneficially own the 3,979,699 shares of Common Stock beneficially owned in the aggregate by all of the participants in this solicitation. Each participant in this solicitation disclaims beneficial ownership of the shares of Common Stock that he or it does not directly own. For information regarding purchases and sales of securities of the Company during the past two (2) years by the participants in this solicitation and a certain affiliate of Ronin Trading that no longer beneficially owns securities of the Company, see Schedule I.

The securities of the Company directly beneficially owned by each of Ronin Trading, SWIM Partners and held in the SW Account were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business).

Except as set forth in this Proxy Statement (including the Schedules hereto), (i) during the past ten (10) years, no participant in this solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no participant in this solicitation directly or indirectly beneficially owns any securities of the Company; (iii) no participant in this solicitation owns any securities of the Company which are owned of record but not beneficially; (iv) no participant in this solicitation has purchased or sold any securities of the Company during the past two (2) years; (v) no part of the purchase price or market value of the securities of the Company owned by any participant in this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no participant in this solicitation is, or within the past year was, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any participant in this solicitation owns beneficially, directly or indirectly, any securities of the Company; (viii) no participant in this solicitation owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no participant in this solicitation or any of his or its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no participant in this solicitation or any of his or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; and (xi) no participant in this solicitation has a substantial interest, direct or indirect, by securities holdings or otherwise, in any matter to be acted on at the Annual Meeting.

26

There are no material proceedings to which any participant in this solicitation or any of his or its associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. With respect to each of the Nominees, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past ten (10) years.

OTHER MATTERS AND ADDITIONAL INFORMATION

Ronin is unaware of any other matters to be considered at the Annual Meeting. However, should other matters, which Ronin is not aware of a reasonable time before this solicitation, be brought before the Annual Meeting, the persons named as proxies on the enclosed [COLOR] proxy card will vote on such matters in their discretion.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 2018 annual meeting of stockholders (the “2018 Annual Meeting”) must, in order to be included in the Company’s proxy statement and the form of proxy for the 2018 Annual Meeting, be delivered to the Company’s Corporate Secretary at 14282 Franklin Avenue, Tustin, California 92780 by [________].

Under the Bylaws, any stockholder intending to present any proposal (other than a proposal made by, or at the direction of, the Board) at the 2018 Annual Meeting, must give written notice of that proposal to the Company’s Secretary not less than ninety (90) days nor more than one-hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting (subject to certain exceptions if the annual meeting is advanced or delayed a certain number of days). Therefore, to be presented at the 2018 Annual Meeting, such a proposal must be delivered between [_________] and [__________].

The information set forth above regarding the procedures for submitting stockholder proposals for consideration at the 2018 Annual Meeting is based on information contained in the Company’s proxy statement and the Bylaws. The incorporation of this information in this proxy statement should not be construed as an admission by Ronin that such procedures are legal, valid or binding.

INCORPORATION BY REFERENCE

WE HAVE OMITTED FROM THIS PROXY STATEMENT CERTAIN DISCLOSURE REQUIRED BY APPLICABLE LAW THAT IS EXPECTED TO BE INCLUDED IN THE COMPANY’S PROXY STATEMENT RELATING TO THE ANNUAL MEETING. THIS DISCLOSURE IS EXPECTED TO INCLUDE, AMONG OTHER THINGS, CURRENT BIOGRAPHICAL INFORMATION ON THE COMPANY’S DIRECTORS, INFORMATION CONCERNING EXECUTIVE COMPENSATION AND OTHER IMPORTANT INFORMATION. SEE SCHEDULE II FOR INFORMATION REGARDING PERSONS WHO BENEFICIALLY OWN MORE THAN 5% OF THE SHARES AND THE OWNERSHIP OF THE SHARES BY THE DIRECTORS AND MANAGEMENT OF THE COMPANY.

27

The information concerning the Company contained in this Proxy Statement and the Schedules attached hereto has been taken from, or is based upon, publicly available information.

Ronin Trading, LLC and SW Investment Management LLC

_________________, 2017

28

SCHEDULE I

TRANSACTIONS IN SECURITIES OF THE COMPANY BY THE PARTICIPANTS DURING THE PAST TWO YEARS*

Nature of the Transaction	Securities Purchased/(Sold)	Date of Purchase / Sale

RONIN TRADING, LLC

Acquisition of Common Stock(1)	22,213,734	06/27/2017
Acquisition of Series E Preferred Stock(2)	111,699	06/27/2017
Purchase of Series E Preferred Stock	3,600	07/07/2017

RONIN CAPITAL, LLC

Purchase of Common Stock	1,000	02/01/2017
Purchase of Common Stock	2,000	02/02/2017
Purchase of Common Stock	1,086,965	02/03/2017
Purchase of Common Stock	631,589	02/06/2017
Purchase of Common Stock	515,516	02/07/2017
Purchase of Common Stock	607,904	02/08/2017
Purchase of Common Stock	2,610,986	02/09/2017
Purchase of Common Stock	1,338,028	02/10/2017
Purchase of Common Stock	515,908	02/13/2017
Purchase of Common Stock	364,659	02/14/2017
Purchase of Common Stock	715,765	02/15/2017
Purchase of Common Stock	3,971	02/16/2017
Purchase of Common Stock	984,241	02/17/2017
Sale of Common Stock	(441,595)	02/17/2017
Purchase of Common Stock	1,990,547	02/21/2017
Purchase of Common Stock	1,228,848	02/22/2017
Purchase of Common Stock	750,855	02/23/2017
Purchase of Common Stock	461,155	02/24/2017
Purchase of Common Stock	1,343,261	02/27/2017
Purchase of Series E Preferred Stock	35,152	02/27/2017
Purchase of Common Stock	967,044	02/28/2017
Purchase of Series E Preferred Stock	6,482	02/28/2017
Purchase of Common Stock	1,503,330	03/01/2017
Purchase of Series E Preferred Stock	4,430	03/01/2017

* Transactions reported on or before July 7, 2017 do not take into account the 1-for-7 reverse stock split of Common Stock that became effective as of 5:00 p.m. Eastern Time on July 7, 2017.

(1) Effective June 27, 2017, Ronin Capital, LLC transferred 22,213,734 shares of Common Stock to Ronin Trading, LLC in connection with an internal restructuring.

(2) Effective June 27, 2017, Ronin Capital, LLC transferred 111,699 shares of Series E Preferred Stock to Ronin Trading, LLC in connection with an internal restructuring.

I-1

Sale of Common Stock	(4,800)	03/02/2017
Purchase of Common Stock	1,297,925	03/02/2017
Purchase of Series E Preferred Stock	14,667	03/02/2017
Sale of Common Stock	(150,000)	03/03/2017
Purchase of Series E Preferred Stock	11,040	03/03/2017
Purchase of Common Stock	12,330	03/06/2017
Sale of Series E Preferred Stock	(46)	03/06/2017
Purchase of Common Stock	492,420	03/07/2017
Purchase of Common Stock	886,209	03/08/2017
Purchase of Common Stock	500,479	03/09/2017
Purchase of Common Stock	95,972	03/10/2017
Purchase of Common Stock	354,491	03/13/2017
Purchase of Common Stock	485,178	03/14/2017
Purchase of Common Stock	6,000	03/15/2017
Purchase of Common Stock	3,000	03/16/2017
Purchase of Common Stock	46,300	03/17/2017
Purchase of Common Stock	99,740	03/20/2017
Purchase of Common Stock	100,000	03/21/2017
Purchase of Common Stock	80,000	03/22/2017
Purchase of Series E Preferred Stock	1,807	03/28/2017
Purchase of Common Stock	64,266	03/30/2017
Purchase of Common Stock	150,000	03/31/2017
Purchase of Common Stock	71,547	04/03/2017
Purchase of Series E Preferred Stock	5,817	04/06/2017
Purchase of Common Stock	50,000	04/07/2017
Purchase of Series E Preferred Stock	10,510	04/07/2017
Purchase of Common Stock	10,100	04/10/2017
Purchase of Series E Preferred Stock	5,200	04/10/2017
Purchase of Common Stock	145,600	04/11/2017
Purchase of Common Stock	15,000	04/12/2017
Purchase of Common Stock	220,000	04/13/2017
Purchase of Series E Preferred Stock	7,200	05/01/2017
Purchase of Series E Preferred Stock	4,740	05/15/2017
Purchase of Series E Preferred Stock	4,700	05/17/2017
Disposition of Common Stock(1)	(22,213,734)	06/27/2017
Disposition of Series E Preferred Stock(2)	(111,699)	06/27/2017

SWIM PARTNERS LP

Purchase of Common Stock	185,000	12/15/2016
Purchase of Common Stock	142,246	12/27/2016
Sale of Common Stock	(77,246)	01/05/2017

(1) Effective June 27, 2017, Ronin Capital, LLC transferred 22,213,734 shares of Common Stock to Ronin Trading, LLC in connection with an internal restructuring.

(2) Effective June 27, 2017, Ronin Capital, LLC transferred 111,699 shares of Series E Preferred Stock to Ronin Trading, LLC in connection with an internal restructuring.

I-2

Purchase of Common Stock	50,000	01/20/2017
Purchase of Common Stock	35,000	01/23/2017
Purchase of Common Stock	15,000	01/24/2017
Purchase of Common Stock	75,000	01/24/2017
Purchase of Series E Preferred Stock	3,820	01/24/2017
Purchase of Common Stock	112,500	01/25/2017
Purchase of Common Stock	210,000	01/26/2017
Purchase of Common Stock	52,500	01/27/2017
Purchase of Common Stock	250,000	01/30/2017
Purchase of Common Stock	300,000	01/31/2017
Purchase of Common Stock	250,000	02/01/2017
Purchase of Common Stock	100,000	02/02/2017
Purchase of Common Stock	450,390	02/06/2017
Purchase of Common Stock	150,000	02/09/2017
Purchase of Common Stock	199,610	02/16/2017
Purchase of Series E Preferred Stock	180	02/23/2017
Purchase of Series E Preferred Stock	1,800	05/12/2017
Purchase of Series E Preferred Stock	2,880	05/17/2017
Purchase of Common Stock	200,000	05/26/2017
Purchase of Common Stock	200,000	06/02/2017
Purchase of Common Stock	100,000	06/16/2017
Purchase of Common Stock	50,000	06/21/2017
Purchase of Common Stock	100,000	06/29/2017
Purchase of Common Stock	62,819	07/07/2017
Purchase of Common Stock	16,026	08/04/2017

 SW INVESTMENT MANAGEMENT LLC
(Through the SW Account)

Purchase of Common Stock	65,000	12/15/2016
Purchase of Common Stock	47,415	12/27/2016
Purchase of Common Stock	137,585	12/28/2016
Purchase of Common Stock	50,000	01/20/2017
Purchase of Common Stock	12,500	01/23/2017
Purchase of Common Stock	5,000	01/24/2017
Purchase of Common Stock	25,000	01/24/2017
Purchase of Series E Preferred Stock	1,273	01/24/2017
Purchase of Common Stock	37,500	01/25/2017
Purchase of Common Stock	69,500	01/26/2017
Purchase of Common Stock	50,500	01/27/2017
Purchase of Common Stock	74,300	01/30/2017
Purchase of Common Stock	125,700	01/31/2017
Purchase of Common Stock	200,000	02/02/2017
Purchase of Common Stock	50,000	02/09/2017
Purchase of Series E Preferred Stock	27	02/23/2017
Purchase of Common Stock	35,000	03/30/2017
Purchase of Common Stock	15,000	04/11/2017

I-3

Purchase of Series E Preferred Stock	700	05/12/2017
Purchase of Series E Preferred Stock	1,120	05/17/2017
Purchase of Common Stock	100,000	06/01/2017
Purchase of Common Stock	50,000	06/29/2017
Purchase of Common Stock	31,410	07/07/2017
Purchase of Common Stock	11,226	08/15/2017

I-4

SCHEDULE II

The following table is reprinted from the Form 10-K/A filed by Peregrine Pharmaceuticals, Inc. with the Securities and Exchange Commission on August 28, 2017.

The following table sets forth certain information regarding the beneficial ownership of our common stock as of August 25, 2017, by: (i) each stockholder known to us to beneficially own more than 5% of our common stock; (ii) each director and director nominee; (iii) our Named Executive Officers for the fiscal year ended April 30, 2017; and (iv) all directors and executive officers of the Company as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of common stock. Under these rules, shares of common stock subject to any option, warrant or right that are exercisable or convertible within 60 days of August 25, 2017, and shares of common stock that could be acquired through the conversion of our outstanding 10.50% Series E Convertible Preferred Stock (the “Series E Preferred Stock”) are deemed beneficially owned and outstanding for computing the percentage ownership of the individual or entity holding such securities, but are not considered outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, each person named below holds sole investment and voting power, other than the powers that may be shared with the person’s spouse under applicable law.

All share and per share amounts of our common stock for all periods presented have been retroactively adjusted to reflect the one-for-seven reverse stock split of our issued and outstanding common stock, which took effect on July 10, 2017.

	Beneficial Ownership of Common Stock
Name and Address of Beneficial Owner	Number of Shares	Percent (a)
5% or Greater Stockholders:
Eastern Capital Limited (b) 10 Market Street, #773 Grand Cayman, KY1-9006 Cayman Islands	4,300,993	9.43%
Ronin Trading, LLC (c) 350 N. Orleans Street, Suite 2N Chicago, IL 60654	3,310,651	7.32%
John S. Stafford, III 350 N. Orleans Street, Suite 2N Chicago, IL 60654
Stephen White (d) 737 N Michigan Avenue, Suite 2250 Chicago, IL 60611	641,795	1.42%
SW Investment Management LLC 737 N Michigan Avenue, Suite 2250 Chicago, IL 60611

II-1

SWIM Partners LP 737 N Michigan Avenue, Suite 2250 Chicago, IL 60611
Tappan Street Partners, LLC (e) 33 Irving Place, Third Floor New York, NY 10003	2,298,684		5.10%
Tappan Street Partners Fund, L.P. 33 Irving Place, Third Floor New York, NY 10033
Tappan Street Partners Ideas Fund L.P. 33 Irving Place, Third Floor New York, NY 10033
Prasad Phatak 33 Irving Place, Third Floor New York, NY 10033
Named Executive Officers and Directors (f):
Steven W. King	431,625	(g)	*
Eric S. Swartz	338,845	(g)(h)(j)	*
David H. Pohl	251,878	(g)(j)	*
Paul J. Lytle	233,970	(g)	*
Carlton M. Johnson, Jr.	229,637	(g)(j)	*
Joseph S. Shan	150,409	(g)	*
Shelley P.M. Fussey, Ph.D.	140,647	(g)	*
Mark R. Ziebell	132,325	(g)(i)	*
All directors and executive officers as a group (8 persons)	1,909,336		4.08%

________________________

*	Represents less than 1% of the outstanding shares of our common stock.
(a)	Applicable percentage ownership of common stock computed on the basis of 45,096,081 shares of common stock outstanding at August 25, 2017, plus (i) shares of our common stock that could be acquired through the exercise of stock options that will become exercisable within 60 days of August 25, 2017 and (ii) shares of our common stock that could be acquired upon conversion of shares of our Series E Preferred Stock.
(b)	The information set forth herein is based solely on a Schedule 13G/A filed jointly with the SEC on November 2, 2015 by Eastern Capital Limited, Portfolio Services Ltd. and Kenneth B. Dart. According to the Schedule 13G/A, each reporting person has shared voting and dispositive power over all of these shares (including 523,810 shares of common stock that may be acquired upon the conversion of 440,000 shares of Series E Preferred Stock).
(c)	The information set forth herein is based solely on a Schedule 13D/A filed jointly with the SEC on July 14, 2017 by John S. Stafford, III; Ronin Trading, LLC; Stephen White; SW Investment Management LLC; SWIM Partners LP; Gregory P. Sargen; Brian W. Scanlan; and Saiid Zarrabian. According to the Schedule 13D/A, (i) Ronin Trading, LLC directly beneficially owns 3,310,651 shares of common stock (including 137,260 shares of common stock that may be acquired upon the conversion of 115,299 shares of Series E Preferred Stock) and has sole voting and dispositive power over these shares; and (ii) Mr. Stafford, as the Manager of Ronin Trading, LLC, may be deemed to beneficially own the 3,310,651 shares of common stock beneficially owned by Ronin Trading, LLC, and has sole voting and dispositive power over these shares.

II-2

(d)	The information set forth herein is based solely on a Schedule 13D/A filed jointly with the SEC on July 14, 2017 by John S. Stafford, III; Ronin Trading, LLC; Stephen White; SW Investment Management LLC; SWIM Partners LP; Gregory P. Sargen; Brian W. Scanlan; and Saiid Zarrabian. According to the Schedule 13D/A, (i) SWIM Partners LP directly beneficially owns 469,308 shares of common stock (including 10,333 shares of common stock that may be acquired upon the conversion of 8,680 shares of Series E Preferred Stock) and has sole voting and dispositive power over these shares; (ii) SW Investment Management LLC, the general partner and investment advisor of SWIM Partners LP, directly beneficially owns 172,487 shares of common stock (including 3,714 shares of common stock that may be acquired upon the conversion of 3,120 shares of Series E Preferred Stock), which are held in an account separately managed by SW Investment Management LLC (the “SW Account”); (iii) SW Investment Management LLC, as the general partner and investment adviser of SWIM Partners LP and the investment adviser of the SW Account, may be deemed to beneficially own the 641,795 shares of common stock beneficially owned in the aggregate by SWIM Partners LP and held in the SW Account and has sole voting and dispositive power over these shares; and (iv) Mr. White, as the manager of SW Investment Management LLC, is the indirect beneficial owner of all 641,795 shares of common stock (including 14,047 shares of common stock issuable upon conversion of 11,800 shares of Series E Preferred Stock) beneficially owned in the aggregate by SW Investment Management LLC and SWIM Partners LP by virtue of his having sole voting and dispositive power over such shares.
(e)	The information set forth herein is based solely on a Schedule 13G/A filed jointly with the SEC on August 14, 2017 by Tappan Street Partners LLC, Tappan Street Partners Fund L.P., Tappan Street Partners Ideas Fund L.P. and Prasad Phatak. According to the Schedule 13G/A, (i) Tappan Street Partners Fund (the “Fund”) beneficially owns 1,540,000 shares of common stock and has shared voting and dispositive power over these shares; (ii) Tappan Street Partners Ideas Fund L.P. (the “Ideas Fund”) beneficially owns 691,577 shares of common stock and has shared voting and dispositive power over these shares; (iii) Tappan Street Partners LLC, as the investment manager of the Fund and the Ideas Fund (collectively referred to as the “Funds”), may be deemed to beneficially own the 2,231,577 shares of common stock beneficially owned in the aggregate by the Funds and has shared voting and dispositive power over these shares; (iv) Mr. Phatak, as the managing member of Tappan Street Partners LLC, possesses the power to vote and dispose or direct the disposition of the 2,231,577 shares beneficially owned by Tappan Street Partners LLC as investment manager to the Funds, however, Mr. Phatak disclaims beneficial ownership of any of the shares held by the Funds; and (v) Mr. Phatak beneficially owns 67,107 shares of common stock and has sole voting and dispositive power over these shares.
(f)	The address of all of our executive officers and directors is c/o Peregrine Pharmaceuticals, Inc., 14282 Franklin Avenue, Tustin, California, 92780.
(g)	Includes shares that such individuals have the right to acquire as of August 25, 2017, or within 60 days thereafter, pursuant to outstanding stock options as follows: Mr. King—398,377 shares; Mr. Swartz—242,828 shares; Mr. Pohl—251,592; ; Mr. Lytle—207,678 shares; Mr. Johnson—228,542 shares; Mr. Shan—136,969 shares; Dr. Fussey—119,540 shares; and Mr. Ziebell—131,253 shares. Such shares are deemed to be outstanding in calculating the percentage ownership of such individual (and the group), but are not deemed to be outstanding as to any other person.
(h)	Includes 15,391 shares of common stock owned by Swartz Ventures, Inc., 18,000 shares of common stock owned by Highlight Fund, LLC, and 52,978 shares held in an Individual Retirement Account (“IRA”) for the benefit of Mr. Swartz. Mr. Swartz has sole control over Swartz Ventures, Inc., Highlight Fund, LLC and his IRA.
(i)	Includes 1,072 shares of common stock that could be acquired upon conversion of the 900 shares of our Series E Preferred Stock held by Mr. Ziebell.
(j)	Pursuant to the settlement terms of a derivative lawsuit approved by Vice Chancellor Laster by Order dated July 27, 2017, the Board of Directors have agreed to cap their individual annual compensation at the greater of (i) $400,000, or (ii) the 75th percentile of compensation paid by the Company’s peer group to its non-employee directors for a period of two years from the settlement date. Following the settlement, on August 25, 2017, the Board of Directors agreed to voluntarily forfeit certain outstanding stock options granted in fiscal year (“FY”) 2016 and FY 2017 as follows: Mr. Johnson—20,024 shares (FY 2016), 14,934 shares (FY 2017); Mr. Swartz—15,966 shares (FY 2016), 4,706 shares (FY 2017); Mr. Pohl—11,908 shares (FY 2016), which reduced their total annual compensation for FY 2016 and FY 2017 to below the agreed upon cap. Beneficial ownership as of August 25, 2017 excludes these forfeited options.

II-3

IMPORTANT

Tell the Board what you think! Your vote is important. No matter how few shares of Common Stock you own, please give Ronin your proxy FOR the election of the Nominees and in accordance with Ronin’s recommendations on the other proposals on the agenda for the Annual Meeting by taking three steps:

•	SIGNING the enclosed [COLOR] proxy card;
•	DATING the enclosed [COLOR] proxy card; and
•	MAILING the enclosed [COLOR] proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

If any of your shares of Common Stock are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares of Common Stock and only upon receipt of your specific instructions. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed [COLOR] voting form.

If you have any questions or require any additional information concerning this Proxy Statement, please contact InvestorCom at the address set forth below.

If you have any questions, require assistance in voting your [COLOR] proxy card,

or need additional copies of Ronin’s proxy materials,

please contact InvestorCom at the phone numbers listed below.

65 Locust Avenue, Suite 302

New Canaan, CT 06840

Stockholders call toll free at (877) 972-0090

Banks and Brokers may call collect at (203) 972-9300

PRELIMINARY COPY SUBJECT TO COMPLETION
DATED AUGUST 29, 2017

PEREGRINE PHARMACEUTICALS, INC.

2017 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF RONIN TRADING, LLC,
SW INVESTMENT MANAGEMENT LLC AND THE OTHER PARTICIPANTS IN THEIR PROXY SOLICITATION

THE BOARD OF DIRECTORS OF PEREGRINE PHARMACEUTICALS, INC.
IS NOT SOLICITING THIS PROXY

P R O X Y

The undersigned appoints [_____], [______] and [____], and each of them, attorneys and agents with full power of substitution to vote all shares of common stock of Peregrine Pharmaceuticals, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the 2017 Annual Meeting of Stockholders of the Company scheduled to be held at [__________], on [______, ________, 2017] at [_:__ a.m., ____ Time] (including any adjournments or postponements thereof and any meeting called in lieu thereof, the “Annual Meeting”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the Annual Meeting that are unknown to Ronin Trading, LLC and SW Investment Management LLC (together, “Ronin”) a reasonable time before this solicitation.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1, “FOR” PROPOSAL 2 AND [“FOR/AGAINST”] PROPOSAL 3.

This Proxy will be valid until the completion of the Annual Meeting. This Proxy will only be valid in connection with Ronin’s solicitation of proxies for the Annual Meeting.

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[COLOR] PROXY CARD

[X] Please mark vote as in this example

RONIN STRONGLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE NOMINEES LISTED BELOW IN PROPOSAL 1. RONIN [MAKES NO RECOMMENDATION WITH RESPECT TO PROPOSALS 2 AND 3].

1.	Ronin’s proposal to elect Gregory P. Sargen, Brian W. Scanlan and Saiid Zarrabian as directors of the Company.
		FOR ALL NOMINEES	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES	FOR ALL EXCEPT NOMINEE(S) WRITTEN BELOW
Nominees:	Gregory P. Sargen Brian W. Scanlan Saiid Zarrabian	☐	☐	☐ ________________ ________________

Ronin does not expect that any of the nominees will be unable to stand for election, but, in the event that any nominee is unable to serve or for good cause will not serve, the shares of common stock represented by this proxy card will be voted for substitute nominee(s), to the extent this is not prohibited under the Bylaws and applicable law. In addition, Ronin has reserved the right to nominate substitute person(s) if the Company makes or announces any changes to the Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any nominee, to the extent this is not prohibited under the Bylaws and applicable law. In any such case, shares of common stock represented by this proxy card will be voted for such substitute nominee(s).

_________________________________________________________________

2.	Company’s proposal to ratify the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2018.
☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	Company’s proposal to approve, on an advisory basis, the Company’s executive compensation.
☐	FOR	☐	AGAINST	☐	ABSTAIN

DATED: ____________________________

____________________________________
(Signature)

____________________________________
(Signature, if held jointly)

____________________________________
(Title)

WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING. PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.